Exhibit 99.1

Carbonite, Inc. Announces $20 Million Share Repurchase Program
BOSTON, May 14, 2015 -- Carbonite, Inc. (NASDAQ: CARB), a leading provider of cloud and hybrid business continuity solutions for small and midsize businesses announced that its Board of Directors has authorized a share repurchase program for up to an aggregate of $20 million of the company's outstanding common stock. Pursuant to the stock repurchase program, which is designed to return value to Carbonite’s shareholders, the company will repurchase shares from time to time on the open market or in privately negotiated transactions beginning on May 15, 2015 and continuing through May 15, 2018.
“This share repurchase program, in addition to the investments we are making in the business, reflects our confidence in Carbonite’s long-term growth strategy,” said Mohamad Ali, President and Chief Executive Officer. “Driven by the strength of our balance sheet and our demonstrated ability to generate strong cash flows, this broader capital allocation strategy expands our ability to provide increased value to shareholders.”
The company expects to fund the program using the company's cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time without prior notice.

Cautionary Language Concerning Forward-Looking Statements
This Press Release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's views as of the date they were first made based on the current intent, belief or expectations, estimates, forecasts, assumptions and projections of the Company and members of our management team. Words such as "expect," "anticipate," "should," "believe," "hope," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "might," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Those statements include, but are not limited to, statements regarding guidance on our future financial results and other projections or measures of future performance. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, the Company's ability to profitably attract new customers and retain existing customers, the Company's dependence on the market for cloud backup services, the Company's ability to manage growth, and changes in economic or regulatory conditions or other trends affecting the Internet and the information technology industry. These and other important risk factors are discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission, which is available on www.sec.gov. Except as required by law, we do not undertake any obligation to update our forward-looking statements to reflect future events, new information or circumstances.

About Carbonite
Carbonite (Nasdaq: CARB) is a leading provider of cloud and hybrid business continuity solutions for small and midsized businesses. Together with our partners, we support more than 1.5 million individuals and businesses around the world who rely on us to ensure their important data is protected, available and useful. To learn more about Carbonite, our partner program, and our award-winning backup, recovery and archiving solutions, visit us at Carbonite.com.

Investor Relations Contact:

Emily Walt
Carbonite
617-927-1972
ewalt@carbonite.com

Media Contact:
Megan Wittenberger
Carbonite
617-421-5687
media@carbonite.com